Exhibit 24

                                POWER OF ATTORNEY

                      HIGHLAND CAPITAL MULTI-STRATEGY FUND
                        HIGHLAND CREDIT STRATEGIES FUND
                      HIGHLAND FLOATING RATE ADVANTAGE FUND
                           HIGHLAND FLOATING RATE FUND
                      HIGHLAND DISTRESSED OPPORTUNITIES, INC.
                   PROSPECT STREET HIGH INCOME PORTFOLIO INC.
                       PROSPECT STREET INCOME SHARES INC.


KNOW ALL MEN BY THESE PRESENTS, that James F. Leary, a director or trustee of the above-listed closed-end investment companies and business development company (together with all other such entities advised or to be advised by Highland Capital Management, L.P., the "Funds") hereby nominates, constitutes and appoints each of M. Jason Blackburn, Michael Colvin and Michael A. Szkodzinski (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, for him and on his behalf and in his place and stead in any and all the capacities, to make, execute and sign any statements of beneficial ownership of securities of the Funds, including without limitation Forms 3, 4 and 5, together with any amendments or supplements thereto, and to file the foregoing and any and all exhibits and other documents requisite in connection therewith with the Securities and Exchange Commission or any other governmental or regulatory authority, granting unto said attorneys-in-fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as to the undersigned might or could do.




/s/ James F. Leary
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James F. Leary


Dated: April 3, 2008